Exhibit 10.1

Exhibit A

NEW ENERGY PROJECT

SERVICE AGREEMENT

This Agreement (“Agreement”) is made and entered into as of October 19, 2023 (the

“Effective Date”) between

Party A: New Energy Tech Ltd, located at 98 Cuttermill Rd, Suite 322, Great Neck, NY

11021, represented by Ziyuan Liu, President, contactable at tel: 718-888-1814, cel: 347-

632-6661, email: ziyuan.liu@singularity.us,

and Party B: Faith Group Company, located at 195 US 9 S, Manalapan, New Jersey 07722, represented by Yong Liu, President, contactable at tel: 732-431-1326, cel: 732-221-1196, email: yliufg@aol.com.

1. Scope of Services:

Party B shall provide the following services to Party A:

a	Solar EPC Project Consulting Services.
b	Solar Panel and Associated Equipment Marketing Services.

2. Guaranteed Projects:

Party B guarantees to source a minimum of 100 MW EPC projects for Party A within the first 12 months, with a minimum of 20 MW of EPC projects sourced within the first 45 days.

3. Revenue and Margin:

The gross revenue corresponding to each MW is approximately 1.1 million US dollars, with a gross margin of approximately 15%.

4. Trading Business:

Party B shall also source a minimum of 50 million US dollars of solar-related trading business for Party A within the 12-month period, and with a minimum of 8 million dollars of sale contracts in first 45 days.

5. Advance Payment:

For the trading business service specified in Section 2 and 4, Party A shall advance 2.5 million US dollars as the performance security deposit to Party B.

6. Failure to Meet Targets:

If, within the first 45 days, Party B fails to cause Party A to sign a minimum of 20 million US dollars’ worth of EPC projects or trading business, the full advanced amount of 2.5 million US dollars deposit shall be returned to Party A within 3 business days.

7. Damages and Legal Expenses:

In the event of any delay or failure to meet the targets as specified in Sections 2 and 4, Party B shall be responsible for all damages and legal expenses incurred by Party A.

8. Term and Termination:

This Agreement shall commence on the Effective Date and continue for a period of 12 months. Either party may terminate this Agreement with prior written notice of 30 days in the event of a material breach by the other party.

9. Governing Law and Jurisdiction:

This Agreement shall be governed by and construed in accordance with the laws of the state of New York. Any disputes arising under or in connection with this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts located within the state of New York.

10. Entire Agreement:

This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof. Any additional terms or provisions not expressly stated in this Agreement shall not be binding.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Party A: New Energy Tech Ltd

/s/ Ziyuan Liu
Ziyuan Liu, President

Party B: Faith Group Company

/s/ Yong Liu
Yong Liu, President